Exhibit 10.6

[Date}

______
______
______

Dear ___:

Enclosed is a certificate for Brown Shoe Company, Inc. Common Stock representing ____ shares of restricted stock (the "Shares) awarded to you on [Date] by the Brown Shoe Company, Inc. Compensation Committee and granted under the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended (the "Plan"). The following summarizes some of the more important provisions of the Plan and provides an explanation of the tax consequences.

Restrictions

The Shares are restricted as to disposition and are subject to forfeiture unless certain conditions are met. The certificate representing Shares includes a legend referring to the Plan. This legend provides that Shares cannot be sold, transferred, re-registered or disposed of until said legend has been removed from the certificate. Shares shall vest and the legend shall be removed as follows:
____________
____________

provided, however, you shall only be entitled to receive Shares free of restrictions if, at the time of the lapse of such restrictions, you are then in the employ of the Company and shall have been continuously so employed since the date of grant of the Shares. If you do not meet these conditions, such Shares shall be forfeited. In the case of death, retirement at age 65, or early retirement approved by the Compensation Committee, all Shares shall vest immediately and be free of restrictions.

Voting Rights and Dividend Rights

You will be entitled to full voting rights and dividend rights for all Shares of restricted stock, beginning with the date of grant, regardless of restriction periods. Dividends may be paid directly to you or may be credited to your dividend re-investment plan account. Dividend rights and voting rights will be cancelled in the event the shares are forfeited.

Tax Considerations

In accordance with Section 83 of the Internal Revenue Code of 1986 as amended, when property is transferred to an employee, income becomes recognizable to the employee at the first time such property is not subject to a substantial risk of forfeiture. Therefore, the above vesting restriction would prevent immediate taxation to you and would give rise to income only when the restriction on the Shares lapses. Notwithstanding the restriction, you may make an irrevocable election to include in your taxable income at the time of grant, the market value of the Shares at the date of grant ($____ per share). If you make this Section 83 election, income will be recognized immediately based on the market price at grant, but you will avoid tax on any appreciation that occurs between the grant date and the date you dispose of the Shares in a taxable transaction. If you do not make a Section 83 election, then the market value of the Shares on the date restrictions lapse will be includable as ordinary income on the date such restrictions lapse.

Please note that should you make a Section 83 election to immediately include the Share value as ordinary income, any tax paid by you now cannot be recovered in the event you shares are subsequently forfeited. This risk together with your view of future stock performance and tax rates may impact your decision as to when you elect to recognize income. Any Section 83 election must be tendered to the Treasurer's office no later than ________. You may want to review your individual tax circumstances with your tax advisor prior to selecting your tax treatment.

Enclosed is a copy of the Incentive and Stock Compensation Plan of 2002, as amended, and a description of the Plan as excerpted from ____________. Reference should be made to these documents for specific Plan details and information.

If you have any questions or would like to discuss specific Plan provisions, please let me know.

Sincerely,

AMR/dle

Enclosures